UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 27, 2009
BORLAND SOFTWARE CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-10824 (Commission File Number)	94-2895440 (IRS Employer Identification No.)

8310 North Capital of Texas Highway,
Building 2, Suite 100, Austin, Texas	78731
(Address of principal executive offices)	(Zip Code)
(512) 340-2200
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreements.
     As previously disclosed, on May 5, 2009, Borland Software Corporation (the “Company”) entered into an Agreement and Plan of Merger, as amended by the Amendment to Agreement and Plan of Merger, dated June 17, 2009, and as amended by the Second Amendment to Agreement and Plan of Merger, dated June 30, 2009 (the “Merger Agreement”), with Micro Focus (US), Inc., a Delaware corporation (“Micro Focus (US)”), Bentley Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Micro Focus (US) (the “Merger Sub”) and Micro Focus International plc, a company organized under the laws of England and Wales (“PLC”). Pursuant to the Merger Agreement, on July 27, 2009, the Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and as a wholly-owned subsidiary of Micro Focus (US) (the “Merger”).
     First Supplemental Indenture
     In connection with the Merger, on July 27, 2009, the Company and U.S. Bank National Association, as Trustee (the “Trustee”) entered into the First Supplemental Indenture (the “Supplemental Indenture”), supplementing the indenture, dated as of February 6, 2007 (the “Indenture”), between the Company and the Trustee, pursuant to which the Company issued its 2.75% Convertible Senior Notes due 2012 (the “Notes”). The Notes bear interest at a rate of 2.75% per year. Interest on the Notes is payable semi-annually in arrears on February 15 and August 15 of each year, beginning on August 15, 2007. The Notes mature on February 15, 2012.
     The Supplemental Indenture amended the Indenture to fix the right to convert the Notes only into the consideration received as a result of the Merger by a holder of the number of shares of common stock of the Company into which such Notes were convertible immediately prior to the Merger. The conversion value for the Notes, as set forth in the Supplemental Indenture, is equal to $235.29 per $1,000 principal amount of Notes.
     A copy of the Supplemental Indenture is attached as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated by reference herein. The description of the material terms of the Supplemental Indenture is qualified in its entirety by reference to such exhibit.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     Unsecured Guarantee
     Concurrently with the execution of the Merger Agreement, PLC entered into a Credit Facility Agreement, dated as of May 5, 2009 (the “Credit Facility”), in its capacity as guarantor, among Micro Focus Holdings Limited (“original borrower”), HSBC Bank plc (in its capacity as agent (“agent”)), HSBC Bank plc, Barclays Bank PLC, Lloyds TSB Bank plc and The Royal Bank of Scotland plc (each an original lender and together the “original lenders”) and HSBC Bank plc, Barclays Capital, Lloyds TSB Bank plc, Corporate Markets and the Royal Bank of Scotland plc pursuant to which a 3 year revolving facility of U.S. $215 million was made available to the original borrower for drawdown for the general corporate purposes of the group and to fund the Merger. Funds drawn under the revolving credit facility bear interest at a per annum rate equal to the aggregate of (x) the margin applicable during such interest period, (y) the British Bankers Association Interest Settlement Rate or the percentage rate per annum determined by the Banking Federation of the European Union during such interest period, as applicable and (z) a percentage rate per annum calculated by agent in accordance with the Credit Facility, if any.
     The Credit Facility is guaranteed by certain subsidiaries of Micro Focus International Plc from time to time party thereto.
     In connection with the Merger, on July 27, 2009, the Company executed a joinder agreement to the Credit Facility pursuant to which it became an unsecured guarantor of the Credit Facility.
     As of the date hereof, $45 million is outstanding under the Credit Facility, and the net amount available for borrowing is $170 million.

     First Supplemental Indenture
     See the description of the Company’s entry into the Supplemental Indenture in Item 1.01 above, which is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit Number	Description

4.1	First Supplemental Indenture, dated July 27, 2009, among Borland Software Corporation and U.S. Bank National Association.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BORLAND SOFTWARE CORPORATION
/s/ Michael Steinharter
Date: August 6, 2009	Name:	Michael Steinharter
	Title:	President

EXHIBIT INDEX

Exhibit Number	Description

4.1	First Supplemental Indenture, dated July 27, 2009, among Borland Software Corporation and U.S. Bank National Association.

4